Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES RECORD FISCAL 2014 REVENUES;
28NM SALES INCREASE MORE THAN 40% SEQUENTIALLY IN Q4

SAN JOSE, CA, April 23, 2014-- Xilinx, Inc. (Nasdaq: XLNX) today announced fiscal 2014 sales of $2.38 billion, up 10% from the prior fiscal year. Fiscal 2014 net income increased 29% to $630 million, or $2.19 per diluted share, versus fiscal 2013 net income of $488 million or $1.79 per diluted share.
Fourth quarter fiscal 2014 sales were $618 million, up 5% sequentially and up 16% from the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2014 net income was $156 million, or $0.53 per diluted share, including a $10 million loss, or $0.03 per diluted share, associated with the recent redemption of convertible notes.
Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2014	Q3 FY 2014	Q4 FY 2013	Q-T-Q	Y-T-Y
Net revenues	$617.8	$586.8	$532.2	5%	16%
Operating income	$189.5	$202.7	$147.2	-7%	29%
Net income	$156.0	$175.9	$130.6	-11%	19%
Diluted earnings per share	$0.53	$0.61	$0.47	-13%	13%

“The tremendous success of our 28nm product portfolio has contributed to Xilinx PLD segment share gains for the third consecutive fiscal year,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “With March quarter sales exceeding $140 million, we have established an estimated 70% market segment share at 28nm for all of fiscal 2014, with leadership across all product families and broad adoption of our Vivado® Design Suite and UltraFast™ Design Methodology. Our proven formula for success is already bearing fruit at 20nm with the UltraScale™ family, which includes the PLD industry’s only high-end product.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2014	Q3 FY 2014	Q4 FY 2013	Q-T-Q	Y-T-Y
North America	27%	29%	31%	-2%	0%
Asia Pacific	43%	40%	34%	12%	48%
Europe	21%	22%	26%	3%	-6%
Japan	9%	9%	9%	2%	16%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2014	Q3 FY 2014	Q4 FY 2013	Q-T-Q	Y-T-Y
Communications & Data Center	49%	44%	44%	17%	30%
Industrial, Aerospace & Defense	34%	37%	37%	-3%	7%
Broadcast, Consumer & Automotive	15%	16%	17%	-4%	2%
Other	2%	3%	2%	-23%	2%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2014	Q3 FY 2014	Q4 FY 2013	Q-T-Q	Y-T-Y
New	42%	38%	27%	17%	85%
Mainstream	34%	33%	41%	8%	-5%
Base	21%	26%	28%	-16%	-16%
Support	3%	3%	4%	10%	0%

Products are classified as follows:

New products: Kintex™ Ultrascale, Virtex®-7, Kintex-7, Artix™-7, Zynq™-7000, Virtex‐6, Spartan™‐6 products
Mainstream products: Virtex-5, Spartan-3 and CoolRunner™-II products
Base products: Virtex-4, Virtex-II, Virtex-E, Virtex, Spartan-II, Spartan, CoolRunner and XC9500 products
Support products: Configuration solutions, HardWire, Software & Support/Services

Key Statistics:
(Dollars in millions)

	Q4 FY 2014	Q3 FY 2014	Q4 FY 2013
Annual Return on Equity (%)*	22	20	17

Operating Cash Flow	$189	$216	$174

Depreciation Expense	$14	$14	$14

Capital Expenditures	$14	$11	$6

Combined Inventory Days	115	114	110

Revenue Turns (%)	54	52	58

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights – Fiscal 2014

•
During fiscal year 2014, sales from Xilinx’s 28nm product portfolio, which includes the 7 series FPGAs and the Zynq-7000 family, surpassed $380 million with material contributions from all product families. 28nm momentum has continued to grow, driven by a wide range of applications that includes next generation LTE wireless base stations, OTN, Datacenter, industrial networking, surveillance, electronic warfare and automotive driver assist.

•
The Company continued to drive gross margin improvement, achieving a record 68.8% gross margin in fiscal year 2014, up from 66.0% in the prior fiscal year. This improvement reflects the Company’s continued discipline and focus on driving gross margin expansion projects across our product portfolio.

•
Xilinx generated over $800 million in operating cash flow in fiscal 2014. Demonstrating a strong commitment to increase shareholder value, Xilinx paid its shareholders a record $267M in dividends and repurchased 5.2 million shares for $242 million. Xilinx recently increased its quarterly dividend by $0.04 per share to $0.29 per share. Additionally, more favorable financial market conditions and a continued strong credit rating enabled Xilinx to issue $1 billion of senior notes, using the proceeds to redeem its 2007 convertible notes.

•	Xilinx, in close partnership with TSMC, shipped the industry’s first 20nm device, Kintex Ultrascale, in November 2013 and we expect to ship the first Virtex Ultrascale devices during the June quarter.

•
Xilinx announced the next generation Zynq UltraScale Multi-Processing SoC (MPSoC) Architecture targeted for 16nm.  The UltraScale MPSoC architecture extends Xilinx’s ASIC-class UltraScale FPGA and 3D IC architectures to enable heterogeneous multi-processing SoCs with the right engines for the right tasks. Xilinx will be leveraging TSMC’s FinFet + process, offering the highest performance FinFet transistors in the industry.

Business Outlook – June Quarter Fiscal 2015
•Sales are expected to be up 0% to 4% sequentially.

•	Gross margin is expected to be approximately 68%.

•	Operating expenses are expected to be approximately $220 million including $2.5 million of amortization of acquisition-related intangibles.

•	Other income and expenses are expected to be a net expense of approximately $8 million.
•Fully diluted share count is expected to be approximately 286 million.

•	June quarter tax rate is expected to be approximately 13% - 14%.

Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 8428806. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal 2015. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

#1434F
Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
Net revenues	$617,823	$586,816	$532,168	$2,382,531	$2,168,652
Cost of revenues	199,945	180,792	180,589	743,253	737,206
Gross margin	417,878	406,024	351,579	1,639,278	1,431,446
Operating expenses:
Research and development	127,812	128,092	111,133	492,447	475,522
Selling, general and administrative	98,087	91,794	90,732	378,607	365,684
Amortization of acquisition-related intangibles	2,462	2,589	2,487	9,887	9,508
Litigation and contingencies	—	(19,190)	—	9,410	—
Total operating expenses	228,361	203,285	204,352	890,351	850,714

Operating income	189,517	202,739	147,227	748,927	580,732
Loss on extinguishment of convertible debentures	9,848	—	—	9,848	—
Interest and other expense, net	3,819	4,807	8,902	29,553	33,726
Income before income taxes	175,850	197,932	138,325	709,526	547,006
Provision for income taxes	19,823	22,055	7,705	79,138	59,470
Net income	$156,027	$175,877	$130,620	$630,388	$487,536
Net income per common share:
Basic	$0.58	$0.66	$0.50	$2.37	$1.86
Diluted	$0.53	$0.61	$0.47	$2.19	$1.79
Cash dividends per common share	$0.25	$0.25	$0.22	$1.00	$0.88
Shares used in per share calculations:
Basic	268,134	267,780	263,035	266,431	261,652
Diluted	294,536	288,195	277,090	287,396	272,573

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	March 29, 2014	March 30, 2013 *
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$2,457,321	$1,714,745
Accounts receivable, net	267,833	229,175
Inventories	233,999	201,250
Deferred tax assets and other current assets	107,994	152,469
Total current assets	3,067,147	2,297,639
Net property, plant and equipment	355,089	365,687
Long-term investments	1,190,775	1,651,033
Other assets	424,338	415,092
Total Assets	$5,037,349	$4,729,451

LIABILITIES , TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$369,260	$333,379
Deferred income on shipments to distributors	55,099	53,358
Deferred tax liabilities	—	51
Current portion of long-term debt	565,001	—
Total current liabilities	989,360	386,788
Long-term debt	993,870	922,666
Deferred tax liabilities	253,433	415,442
Other long-term liabilities	13,005	41,259
Temporary equity	34,999	—
Stockholders' equity	2,752,682	2,963,296
Total Liabilities, Temporary Equity and Stockholders' Equity	$5,037,349	$4,729,451

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Twelve Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,860	$13,595	$13,893	$55,464	$56,327
Amortization	4,980	5,058	4,355	19,808	17,233
Stock-based compensation	25,961	24,339	21,246	94,314	77,862
Net cash provided by operating activities	189,375	216,390	173,653	804,917	656,537
Purchases of property, plant and equipment	14,148	10,975	6,212	44,865	30,265
Payment of dividends to stockholders	67,042	67,096	57,822	267,343	230,469
Repurchases of common stock	73,955	97,140	—	241,076	197,689
Proceeds from issuance of common stock
to employees and excess tax benefit	111,301	12,729	59,671	268,912	117,872

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,974	$1,966	$1,638	$7,602	$6,356
Research and development	12,723	11,912	10,256	46,197	37,937
Selling, general and administrative	11,264	10,461	9,352	40,515	33,569